Immediate Release
Contact
Ken Lamb
248.754.0884

BORGWARNER settles 3.50% convertible notes

Auburn Hills, Michigan, April 17, 2012 - BorgWarner today announced that it has successfully settled all conversions of its 3.50% Convertible Senior Notes due 2012 (the “Notes”). The company delivered approximately 11.4 million shares of its common stock, previously held in Treasury, to converting Noteholders, which is equivalent to the aggregate amount of Notes converted, or approximately $374 million, divided by $1,000, and multiplied by a conversion rate of 30.4706. As a result of this settlement activity, the company's balance sheet debt was reduced, and its stockholders' equity increased, by approximately $374 million, the impact of which will be seen in the company's second quarter financial statements.
The company separately and concurrently settled the call options portion of the Notes-related bond hedge overlay, receiving approximately 6.5 million shares of its common stock. The shares will be held in Treasury and utilized to settle the warrants portion of the bond hedge overlay, which matures over a 60-trading day period beginning July 16, 2012. The settlement of the call options reduces the company's weighted-average basic and diluted share count used for calculated earnings per share.

About BorgWarner
Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 60 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit www.borgwarner.com.